Exhibit 4.02


                                 LONGPORT, INC.

                    NOTICE OF EXERCISE OF STOCK OPTION ISSUED
                        UNDER THE 1999 STOCK OPTION PLAN

To:      Compensation Committee
         Longport, Inc.
         791 South Chester Road
         Swarthmore, PA 19081

     I hereby exercise my Option dated __________ to purchase __________ shares of no par value common stock of the Company at the option exercise price of $__________ per share. Enclosed is a certified or cashier's check in the total amount of $__________, or payment in such other form as the Company has specified.

     I represent to you that I am acquiring said shares for investment purposes and not with a view to any distribution thereof. I understand that my stock certificate may bear an appropriate legend restricting the transfer of my shares and that a stock transfer order may be placed with the Company's transfer agent with respect to such shares.

     I request that my shares be issued in my name as follows:


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                    (Print your name in the form in which you
                       wish to have the shares registered)

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                            (Social Security Number)

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                               (Street and Number)

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                            (City) (State) (Zip Code)

Dated:                     , 19  .


                                       Signature:
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